Exhibit 99.1

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Alliant Energy
4902 North Biltmore Lane
P.O. Box 77007
Madison, WI 53707-1007
www.alliantenergy.com

News Release

FOR IMMEDIATE RELEASE	Media Contact:	Scott Smith (608) 458-3924
	Investor Relations:	Becky Johnson (608) 458-3267

ALLIANT ENERGY ANNOUNCES 20% INCREASE IN EARNINGS PER SHARE FROM CONTINUING OPERATIONS IN 2004
Alliant Energy issues 2005 earnings guidance and projected 2005-2006 capital expenditures

        MADISON, Wis. – Jan. 28, 2005 – Alliant Energy Corp. (NYSE: LNT) today reported income and earnings per share (EPS) from continuing operations for 2004 of $210.8 million and $1.85, respectively, compared to $156.0 million and $1.54 in 2003. Alliant Energy’s net income and EPS for 2004 were $145.5 million and $1.28, respectively, compared to $183.5 million and $1.81 in 2003.

        Additional details regarding Alliant Energy’s earnings for 2004 and 2003 are as follows (net income in millions; totals may not foot due to rounding):

	2004		2003

Earnings (loss) from continuing operations:	Net Income	EPS*	Net Income	EPS*

Domestic utility	$221.4	$2.18	$197.2	$1.94
Non-regulated	(3.6)	(0.04)	(29.4)	(0.29)
Parent (primarily taxes, interest and A&G)	(7.0)	(0.07)	(11.8)	(0.11)
Dilutive effect of additional shares outstanding		(0.22)

Total earnings from continuing operations	210.8	1.85	156.0	1.54
Earnings (loss) from discontinued operations **	(65.3)	(0.57)	33.5	0.33
Cumulative effect of changes in accounting principles	-	-	(6.0)	(0.06)

Net income	$145.5	$1.28	$183.5	$1.81

* The 2004 and 2003 EPS amounts from continuing operations have been computed based on the average shares outstanding in 2003. Alliant Energy reports the dilutive impact of increased shares outstanding as a separate earnings variance item if it is material.
** Alliant Energy has classified its oil and gas, affordable housing, Australian, SmartEnergy, gas marketing, energy management services and energy services businesses as assets held for sale and discontinued operations (all but the energy services business were sold as of December 31, 2004).

        In spite of extremely mild weather conditions in 2004, Alliant Energy’s earnings from its domestic utility business were higher in 2004 compared to 2003 due to the impact of rate increases, a lower effective income tax rate and weather-normalized sales growth. These items were partially offset by higher other operating expenses, although the company was able to mitigate the impact of this to a degree by its comprehensive cost-cutting and operational efficiency efforts. Alliant Energy estimates the extremely mild weather conditions in its domestic utility electric and gas service territories had a negative impact on its 2004 earnings of $0.22-0.25 per share. The improved results from continuing operations of $0.25 per share from Alliant Energy’s non-regulated businesses were primarily due to a decrease in interest expense of $21 million in 2004 compared to 2003, a gain realized on the sale of Alliant Energy’s remaining interest in Whiting Petroleum Corporation in 2004 and lower charges related to debt reductions.

        “Last year at this time, we stated our strategic focus in 2004 would remain on improving financial performance, strengthening our balance sheet, maintaining operational excellence and providing our customers with safe, reliable and environmentally sound utility service, ” said Erroll B. Davis, Jr., Alliant Energy’s chairman and CEO. “I am very pleased to report the Alliant Energy team delivered on each of these objectives under trying circumstances given the extremely mild weather conditions our core domestic utility business faced in 2004. We expect to continue to create shareowner value in 2005 by focusing on increasing the returns on invested capital in all of our businesses and continuing to streamline our portfolio of businesses.”

Alliant Energy – 2004 Earnings

January 28, 2005

Earnings From Continuing Operations

        A summary of Alliant Energy’s EPS from continuing operations for 2004 and 2003 is as follows (totals may not foot due to rounding):

	2004	2003	Variance

Domestic utility operations:
Electric margins			$0.43
Operating expenses			(0.33)
Other (primarily lower effective income tax rate)			.14

Total domestic utility operations	$2.18	$1.94	0.24

Non-regulated operations:
International	(.03)	(.03)	-
Non-regulated Generation	(.02)	(.08)	.06
Other non-regulated investments	.06	.06	-
Charges related to debt reductions	(.05)	(.09)	.04
Gain on sale of Whiting Petroleum Corporation stock	.08	-	.08
Other (interest, A&G and taxes)	(.08)	(.15)	.07

Total non-regulated operations	(.04)	(.29)	.25

Parent company (interest, A&G and taxes)	(.07)	(.11)	.04
Dilutive effect of additional shares outstanding	(.22)	N/A	(.22)

Earnings per share from continuing operations	$1.85	$1.54	$0.31

        The higher electric utility margins resulted from the impact of various rate increases implemented in 2003 and 2004, which included increased revenues to recover a significant portion of higher utility operating expenses, and an approximate 2% increase in weather-normalized sales. This sales growth included an increase of 2% in industrial sales, reflecting improving economic conditions in Alliant Energy’s domestic utility service territories. These items were partially offset by the impact of extremely mild weather in 2004, lower energy conservation revenues and the effect of WP&L implementing seasonal rates for the first time in April 2003. Alliant Energy estimates the mild weather conditions had a negative impact of approximately $0.19-0.22 per share on its electric utility margins in 2004 compared to normal weather. By comparison, Alliant Energy estimates the impact of weather had a negative impact of approximately $0.06 per share on its electric utility margins in 2003 compared to normal weather.

        The higher operating expenses were driven by increases in depreciation expense, including depreciation on the 565 MW Emery Generating Facility placed in-service at IP&L in May 2004, employee and retiree benefits (comprised of compensation, medical and pension costs), taxes other than income taxes and other administrative and general expenses. These cost increases were partially offset by the impact of Alliant Energy’s comprehensive cost-cutting and operational efficiency efforts and lower energy conservation expenses. The lower effective income tax rate was largely due to the impact of legislation passed in Iowa in late 2004 related to additional bonus depreciation tax deductions the company was allowed to take in 2003 and 2004 under the provisions of the new legislation and differences in property-related temporary differences for which deferred tax expense is not recorded pursuant to rate making principles.

        The results from Alliant Energy’s International business unit were flat in 2004 compared to 2003 as improved results from the company’s Brazil and New Zealand investments were offset by lower results from its China investments. Results from Alliant Energy’s Brazilian investments were up $0.03 per share (losses of $0.11 and $0.14 per share in 2004 and 2003, respectively, after allocated debt capital and overhead charges). The improved results were primarily due to the impact of rate increases implemented at the Brazilian operating companies in 2003 and 2004 and a gain of $0.05 per share realized in 2004 from the sale of two hydroelectric plants. These items were partially offset by the impact of higher litigation-related and interest expenses.

Alliant Energy –2004 Earnings

January 28, 2005

        Results from Alliant Energy’s China investments were down $0.05 per share (income of $0.01 and $0.06 per share in 2004 and 2003, respectively, after allocated debt capital and overhead charges). The lower China earnings primarily resulted from the impact of higher coal and related transportation costs and the recording of U.S. income tax provisions of $0.04 per share in the fourth quarter. The tax charge related to recording U.S. taxes on unremitted 2004 and prior year earnings at a rate of 5.25% as a result of Alliant’s Energy’s intent to repatriate these earnings to the U.S. in 2005 under the provisions of the recently enacted American Jobs Creation Act tax legislation. These items were partially offset by the impact of higher sales volumes and tariff increases. Results from the company’s New Zealand investments were up slightly (income of $0.05 and $0.04 per share in 2004 and 2003, respectively, after allocated debt capital and overhead charges) primarily due to higher margins as a result of increased energy prices.

        The improved results from Alliant Energy’s Non-regulated Generation business unit were due to lower interest expense and a charge recorded in 2003 related to a cancelled contract. Alliant Energy completed the sale of its remaining interest in Whiting Petroleum Corporation in the fourth quarter of 2004 and realized a gain on the sale of $0.08 per share. The loss from discontinued operations in 2004 was largely due to valuation charges related to the energy services business the company is in the process of divesting, including the previously disclosed write-off of $41 million in goodwill in the second quarter of 2004.

Fourth Quarter Results

        Details regarding Alliant Energy’s earnings for the fourth quarter of 2004 and 2003 are as follows (net income in millions; totals may not foot due to rounding):

	Q4 2004		Q4 2003

Earnings (loss) from continuing operations:	Net Income	EPS *	Net Income	EPS *

Domestic utility	$58.0	$0.52	$59.6	$0.53
Non-regulated	8.0	0.07	(12.5)	(0.11)
Parent (primarily taxes, interest and A&G)	(12.6)	(0.11)	(1.2)	(0.01)
Dilutive effect of additional shares outstanding		(0.02)

Total earnings from continuing operations	53.4	0.46	45.9	0.41
Earnings (loss) from discontinued operations **	(10.7)	(0.09)	2.7	0.03

Net income	$42.7	$0.37	$48.6	$0.44

* The 2004 and 2003 EPS amounts from continuing operations have been computed based on the average shares outstanding in 2003. Alliant Energy reports the dilutive impact of increased shares outstanding as a separate earnings variance item if it is material.
** Alliant Energy has classified its oil and gas, affordable housing, Australian, SmartEnergy, gas marketing, energy management services and energy services businesses as assets held for sale and discontinued operations (all but the energy services business were sold as of December 31, 2004).

        The slight decrease in utility earnings in the fourth quarter of 2004 compared to the same period in 2003 was primarily due to higher operating expenses, which were largely offset by increased electric margins and the impact of a lower effective income tax rate. The significant improvement from Alliant Energy’s non-regulated businesses in the fourth quarter of 2004 compared to the same period in 2003 was primarily due to the gain on the sale of the company’s remaining interest in Whiting Petroleum Corporation and lower charges related to debt reductions of $0.07 per share ($0.01 and $0.08 per share in 2004 and 2003, respectively).

Asset Divestiture Update

        As previously announced, Alliant Energy completed the sales of its remaining interest in Whiting Petroleum Corporation and its energy management services businesses in the fourth quarter of 2004. As also previously announced, Alliant Energy is currently in the process of divesting its non-regulated energy services business as well as its utility ownership interests in its Kewaunee and Duane Arnold nuclear facilities, the remainder of its water business and its Illinois service territories.

Alliant Energy –2004 Earnings

January 28, 2005

        In addition, Alliant Energy has recently decided to divest its oil and gas gathering pipeline systems as well as its investment in a biomass facility, two additional businesses within its non-regulated Integrated Services business unit (the 2004 earnings from continuing operations included a loss of $0.04 per share from these businesses). The aggregate book capitalization of these businesses is approximately $25 million. Alliant Energy classified these businesses as continuing operations in 2004 as the sales process had not yet been implemented at year-end. Upon the completion of these two divestitures, which is currently expected in 2005, the only two remaining businesses within Alliant Energy’s Integrated Services business unit will be its environmental engineering and site remediation services and its onsite generation business. As a result, Alliant Energy is in the process of disbanding its Integrated Services business unit and its remaining non-regulated business platforms will be International, Non-regulated Generation and Other non-regulated investments (includes the company’s investments in environmental engineering and site remediation, transportation, Laguna del Mar, synthetic fuel and energy technologies investments as well as the oil and gas pipeline systems and biomass facility that Alliant Energy recently decided to divest).

Projected Capital Expenditures

        Alliant Energy’s anticipated capital expenditures for 2005 and 2006 are shown in the following table (in millions):

	2005	2006

Domestic utility business-related:
Transmission and distribution (electric and gas)	$275	$265
Generation:
Existing plants	85	90
Sheboygan Falls facility *	30	-
Environmental	30	35
Other miscellaneous utility property	90	90
Non-regulated (primarily China and synthetic fuel)	115-145	125-145

Total	$625-655	$605-625

* Non-regulated generation in support of domestic utility generation plan

Alliant Energy currently estimates its 2004 capital expenditures were approximately $650 million.

2005 Earnings Guidance

        Alliant Energy’s 2005 earnings per share guidance for earnings from continuing operations is $1.70-1.95 per share. Additional details of the guidance are as follows:

Domestic utility business	$1.80-2.00
Non-regulated business, excluding debt repayment premiums	($0.05)-0.10
Alliant Energy, excluding debt repayment premiums	$1.80-2.05
Debt repayment premiums	($0.10)-(0.15)
Alliant Energy, including debt repayment premiums	$1.70-1.95

Alliant Energy –2004 Earnings

January 28, 2005

        The guidance reflects the debt repayment premiums that the company currently anticipates paying in 2005 as part of its ongoing debt reduction program. The guidance also includes the company’s assumptions related to contemplated common equity issuances of up to $90 million in 2005. The guidance reflects Alliant Energy’s assumption that all the oil and gas pipelines and the biomass generating facility the company intends to divest will be reported as discontinued operations in 2005. The guidance does not include any potential asset valuation charges that Alliant Energy may incur in 2005, the impact of certain non-cash mark-to-market adjustments or the impact of any cumulative effects of changes in accounting principles. Finally, the guidance also assumes that no additional businesses will be classified as “discontinued operations” in 2005 other than the Integrated Services businesses the company is in the process of divesting.

        Drivers for Alliant Energy’s earnings from continuing operations estimates include, but are not limited to:

o	Normal weather conditions in its domestic and international utility service territories

o	Continuing economic development and sales growth in its utility service territories

o	Continuing cost controls and operational efficiencies

o	Ability of its domestic and international utility subsidiaries to recover their operating costs, and to earn a reasonable rate of return in current and future rate proceedings, as well as their ability to recover purchased power and fuel costs in a timely manner

o	Results of its International investments

o	Stable foreign exchange rates

o	No material permanent declines in the fair market value of, or expected cash flows from, Alliant Energy’s investments

o	Other stable business conditions, including an improving economy

o	The amount of premiums incurred in connection with Alliant Energy’s planned debt reductions

o	Ability to successfully complete ongoing tax audits and appeals with no material impact on Alliant Energy’s earnings and cash flows

o	Ability of Alliant Energy to complete its proposed divestitures of various businesses and investments in a timely fashion and for anticipated proceeds

Earnings Conference Call

        A conference call to review the 2004 earnings and other issues is scheduled for Friday, January 28 at 9:00 a.m. central time. Alliant Energy Chairman and Chief Executive Officer Erroll B. Davis, Jr., President and Chief Operating Officer William D. Harvey and Senior Executive Vice President and Chief Financial Officer Eliot G. Protsch will host the call. The conference call is open to the public and can be accessed in two ways. Interested parties may listen to the call by dialing 877-668-4404 (no pass code is needed) or by listening to a webcast at www.alliantenergy.com/investors. A replay of the call will be available through February 4, 2005, at 800-642-1687 (domestic) or 706-645-9291 (international). Callers should reference conference ID #3211342. An archive of the webcast will be available on the company’s Web site at www.alliantenergy.com/investors for at least twelve months.

_________________

        Alliant Energy is the parent company of two public utility companies – Interstate Power and Light Company (IP&L) and Wisconsin Power and Light Company (WP&L) – and of Alliant Energy Resources, Inc., the parent company of Alliant Energy’s non-regulated operations. Alliant Energy is an energy-services provider that serves more than three million customers worldwide.

Alliant Energy –2004 Earnings

January 28, 2005

This press release includes forward-looking statements. These forward-looking statements can be identified as such because the statements include words such as “expects” or “estimates” or other words of similar import. Similarly, statements that describe future financial performance or plans or strategies are also forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Actual results could be affected by such factors as: the factors listed in the “2005 Earnings Guidance” section of this press release; economic and political conditions in the domestic and international service territories; federal, state and international regulatory or governmental actions, including the impact of potential energy-related legislation in Congress and recently enacted federal tax legislation, the ability to obtain adequate and timely rate relief to allow for, among other things, the recovery of operating costs, the earning of reasonable rates of return and the payment of expected levels of dividends; unanticipated construction and acquisition expenditures; unanticipated issues in connection with Alliant Energy’s construction of new generating facilities; issues related to the supply of purchased electricity and price thereof, including the ability to recover purchased power and fuel costs through domestic and international rates; issues related to electric transmission, including recovery of costs incurred, and federal legislation and regulation affecting such transmission; risks related to the operations of Alliant Energy’s nuclear facilities and unanticipated issues relating to the anticipated sale of Alliant Energy’s interests in the Kewaunee and Duane Arnold nuclear facilities; costs associated with Alliant Energy’s environmental remediation efforts and with environmental compliance generally; developments that adversely impact Alliant Energy’s ability to implement its strategic plan; Alliant Energy’s ability to identify and successfully complete potential acquisitions and development projects; access to technological developments; employee workforce factors, including changes in key executives, collective bargaining agreements or work stoppages; continued access to the capital markets; and inflation rates. These factors should be considered when evaluating the forward-looking statements and undue reliance should not be placed on such statements. Without limitation, the expectations with respect to projected earnings in the “2005 Earnings Guidance”section of this press release are forward-looking statements and are based in part on certain assumptions made by Alliant Energy, some of which are referred to in the forward-looking statements. Alliant Energy cannot provide any assurance that the assumptions referred to in the forward-looking statements or otherwise are accurate or will prove to be correct. Any assumptions that are inaccurate or do not prove to be correct could have a material adverse effect on Alliant Energy’s ability to achieve the estimates or other targets included in the forward-looking statements. The forward-looking statements included herein are made as of the date hereof and Alliant Energy undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

Note: Unless otherwise noted, all “per share” references in this release refer to earnings per diluted share.

Alliant Energy –2004 Earnings

January 28, 2005

ALLIANT ENERGY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
	Year Ended December 31,
		2004		2003

	(dollars in millions, except per share amounts)
Operating revenues:
Domestic utility:
Electric		$2,009.0		$1,917.1
Gas		569.8		566.9
Other		90.6		104.2
Non-regulated		289.3		278.6

		2,958.7		2,866.8

Operating expenses:
Domestic utility:
Electric production fuel and purchased power		747.4		730.6
Cost of gas sold		396.9		396.1
Other operation and maintenance		707.2		701.8
Non-regulated operation and maintenance		254.5		241.7
Depreciation and amortization		332.2		302.4
Taxes other than income taxes		100.7		89.3

		2,538.9		2,461.9

Operating income		419.8		404.9

Interest expense and other:
Interest expense		179.3		207.5
Loss on early extinguishment of debt		8.9		16.9
Equity income from unconsolidated investments		(35.1)		(18.8)
Allowance for funds used during construction		(18.5)		(20.7)
Preferred dividend requirements of subsidiaries		18.7		16.9
Gain on sale of Whiting Petroleum Corporation stock		(14.2)		--
Interest income and other		(13.9)		(21.8)

		125.2		180.0

Income from continuing operations before income taxes		294.6		224.9

Income taxes		83.8		68.9

Income from continuing operations		210.8		156.0

Income (loss) from discontinued operations, net of tax		(65.3)		33.5

Income before cumulative effect of changes in accounting principles		145.5		189.5

Cumulative effect of changes in accounting principles, net of tax		--		(6.0)

Net income		$145.5		$183.5

Average number of common shares outstanding (basic) (000s)	113	,274	101	,366

Earnings per average common share (basic):
Income from continuing operations		$1.86		$1.54
Income (loss) from discontinued operations		(0.58)		0.33
Cumulative effect of changes in accounting principles		--		(0.06)

Net income		$1.28		$1.81

Average number of common shares outstanding (diluted) (000s)	113	,701	101	,544

Earnings per average common share (diluted):
Income from continuing operations		$1.85		$1.54
Income (loss) from discontinued operations		(0.57)		0.33
Cumulative effect of changes in accounting principles		--		(0.06)

Net income		$1.28		$1.81

Dividends declared per common share		$1.0125		$1.00

Alliant Energy – 2004 Earnings

January 28, 2005

KEY STATISTICS
	Year Ended December 31,
	2004	2003

Domestic utility electric sales to retail customers	25,652	25,573
(thousands of MWh)

Total domestic utility electric sales	30,932	31,252
(thousands of MWh)

Utility gas sold and transported	103,290	105,889
(thousands of dekatherms)

Book value per share at December 31	$22.13	$21.37